Exhibit 10.2

RESTORATION HARDWARE, INC.

CHANGE IN CONTROL RETENTION PLAN

Section 1. Purpose. The purpose of the Plan is to insure stability within the Company, during a period of uncertainty resulting from the possibility of a Change in Control of the Company, by providing incentives for certain designated employees to remain in the employ of the Company. The Plan is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto.

Capitalized words not otherwise defined in the text of this Plan have the meanings set forth in Section 2 below.

Section 2. Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below:

(a) “Board” shall mean the Company’s Board of Directors, as constituted from time to time.

(b) “Change in Control” shall mean, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(i) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Business Combination”), in each case with respect to which the stockholders of the Company immediately prior to such transaction do not, immediately after such transaction, own directly or indirectly more than 50% of the combined voting power of the Company or other corporation resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the voting securities of the Company; or

(ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, or the consummation of a plan of complete liquidation or dissolution of the Company; provided, however, that in no event shall any acquisition by the Company or any of its affiliates or subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries constitute a Change in Control.

(c) “Change in Control Date” shall mean the date on which a Change in Control is consummated.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended, and any applicable rulings and regulations promulgated thereunder.

(e) “Committee” shall mean the committee, consisting of at least two (2) officers or employees of the Company, designated from time to time by the Board to administer the Plan.

(f) “Company” shall mean Restoration Hardware, Inc., a Delaware corporation, and any successor thereto.

(g) “Effective Date” shall mean November 7, 2007.

(h) “Eligible Employee” shall have the meaning set forth in Section 3.

(i) “Plan” shall mean this Restoration Hardware, Inc. Change in Control Retention Plan, as amended from time to time.

(j) “Plan Administrator” shall mean the Committee or the person(s) designated by the Committee in accordance with Section 5.

(k) “Potential Change in Control” shall mean the earliest to occur of (a) the execution of an agreement or letter of intent, the consummation of the transaction contemplated therein would result in a Change in Control, or (b) the approval by the Board of a transaction or series of transactions, the consummation of which would result in a Change in Control; provided, that no such event shall be a “Potential Change in Control” unless (i) in the case of any agreement or letter of intent described in clause (a), the transaction described therein is subsequently consummated by the Company and the other party or parties to such agreement or letter of intent and thereupon constitutes a “Change in Control”, or (ii) in the case of any Board-approved transaction described in clause (b), the transaction so approved is subsequently consummated and thereupon constitutes a “Change in Control.”

(l) “Potential Change in Control Date” shall mean the date on which a Potential Change in Control occurs.

(m) “Retention Bonus” shall have the meaning set forth in Section 4.

(n) “Section 409A” shall mean Section 409A of the Code and the applicable rulings and regulations promulgated thereunder.

(o) “Section 409A Compliance” shall have the meaning set forth in Section 10(f).

Section 3. Eligibility. An employee of the Company (other than a seasonal or temporary employee and not including any individual classified as a consultant or contractor) is eligible to participate in the Plan (an “Eligible Employee”) if such employee has been designated by the Committee from time to time in writing as eligible to participate, and such employee remains an employee of the Company on the Change in Control Date.

Section 4. Retention Bonus.

(a) Amount. An Eligible Employee who has been designated as eligible to receive a retention payment for continuous employment with the Company through the Change in Control Date shall be entitled to receive a payment in the amount determined by the Committee in writing with regard to the Eligible Employee (a “Retention Bonus”). An Eligible Employee who has remained in employment with the Company to the Change in Control Date shall be entitled to any designated Retention Bonus regardless of the reason for his or her subsequent termination of employment. Any Retention Bonus that becomes payable will be paid within thirty (30) days following the Change in Control Date

(b) Section 280G. If any Retention Bonus or other payments payable to an Eligible Employee are or would be subject to the excise tax under Section 4999 of the Code, the Company shall reduce the aggregate amount of such payments such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times such Eligible Employee’s “base amount” as defined in Section 280G(b)(3) of the Code. The determinations made with respect to this Section 4(b) shall be made by a certified public accounting firm designated and paid for by the Company.

Section 5. Administration.

(a) The Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, in its sole and exclusive discretion subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other legal and factual determinations necessary or advisable for the administration of the Plan.

(b) All questions of any nature whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Committee in an equitable and fair manner.

(c) The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

(d) The Committee is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Committee shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

Section 6. Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 7. Severability. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provision had not been included.

Section 8. Correspondence with Committee. All notices or other communications to the Committee shall be in writing and shall be given by hand delivery, or by registered or certified mail addressed as follows:

Restoration Hardware, Inc.

15 Koch Road, Suite J

Corte Madera, California 94925

Attention: SVP, Human Resources

Section 9. Agent for Service of Process. The Company’s Senior Vice President of Human Resources shall be the designated agent of the Plan for service of process.

Section 10. Miscellaneous.

(a) Funding. The Plan shall not be funded through any trust, insurance contract or other funding vehicle. All payments under the Plan shall be made from the general assets of the Company. No Eligible Employee under the Plan shall have a claim against any specific assets of the Company, and such Eligible Employee shall only be a general unsecured creditor of the Company.

(b) No Implied Employment Contract. The Plan shall not be deemed to give any person (whether or not an Eligible Employee) any right to be retained in the employ of the Company, nor any right to interfere with the right of the Company to discharge any employee (whether or not an Eligible Employee) at any time and for any reason, which right is hereby reserved.

(c) Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under the Plan to an Eligible Employee who is unable to care for his affairs, payment may be made directly to his legal guardian or personal representative.

(d) Withholding. The Company shall withhold any applicable federal, state or local income and employment taxes from any payments made under the Plan.

(e) Prior Agreements and Understandings. As of the Effective Date, the Plan shall not supersede and replace any written or oral plan, agreement and understanding concerning an Eligible Employee’s right to receive severance or similar payments from the Company.

(f) Amendment and Termination. Prior to a Change in Control, the Company may amend or terminate the Plan at any time and for any reason; provided, that such amendment or termination shall be effective only if the amendment or termination occurs prior to a Potential Change in Control Date. Following the Change in Control Date or Potential Change in Control Date, the Plan shall not be terminated and shall not be amended to reduce any benefit or to make any condition more restrictive as it applies to any Eligible Employee for a period ending on the later to occur of: (i) the first anniversary of the Change in Control Date, and (ii) the date that all benefits due to each Eligible Employee under the Plan have been paid. Unless previously terminated pursuant to this Section 10(f), within the 90-day period immediately prior to the third anniversary of the Effective Date, the Board shall reconsider the terms of this Plan in light of then-current market practices.

(g) Section 409A. The Plan is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and administered consistent with such intent. If, in the good faith judgment of the Committee, any provision of the Plan could cause any person to be subject to adverse or unintended tax consequences under Section 409A, such provision shall be modified by the Committee in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A (“Section 409A Compliance”), and, notwithstanding any provision herein to the contrary, the Committee shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure Section 409A Compliance. Any determination by the Committee under this Section 10 shall be final, conclusive and binding on all persons.